UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SENSATA TECHNOLOGIES HOLDING N.V.

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2014

The following information supplements and amends the definitive proxy statement (the "Proxy Statement") of Sensata Technologies Holding N.V. ("we," "our," "us," "Sensata," or "the Company") furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors (the "Board") for the 2014 Annual General Meeting of Shareholders (the "2014 General Meeting"). Capitalized terms used in this supplement to the Proxy Statement (the "Supplement") and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the "Commission") and is being sent to certain of our shareholders commencing on May 13, 2014.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 7

In the Institutional Shareholder Services ("ISS") 2014 Proxy Report, ISS is recommending a vote "against" the Company's say-on-pay proposal (Proposal 7) due to its perceived concern with the mis-alignment of CEO pay and Company performance. However, Glass Lewis is recommending a "for" vote on Proposal 7, say-on-pay. The Glass Lewis report identifies pay and performance alignment as a positive aspect of our compensation program and awarded our pay-for-performance program a "B" grade. This Supplement is intended to highlight and expand upon key points of how our compensation practices align to shareholders' and the Company's interest.

We recommend that you vote FOR Proposal 7, our say-on-pay proposal.

Our compensation plans are highly predicated on performance and are strongly aligned with shareholder interests and the short- and long-term objectives of the Company

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85% of Sensata’s CEO compensation is compensation at risk, directly tied to the performance of the Company or share price (for all other Named Executive Officers ("NEOs"), the average pay at risk is 73% of total compensation).

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We believe that stock options are performance-based and a highly effective vehicle aligning executive interests with those of our shareholders; and compared to our peers as defined in our Proxy Statement, we use a higher percentage of options in our long-term incentive mix. Under ISS methodology, stock options are valued more highly than a comparable award of time-vested restricted stock, thus potentially inflating their analysis of our CEO's long-term incentive awards.

•	Most of our peers include time-vested restricted stock as part of their NEO compensation, which we currently do not include.

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The EPS targets for the Performance RSUs are set against an aggressive business plan that requires consistent three- year double digit growth. Payout for the 2013 Performance RSUs will not occur below achievement of 95% of the performance target, reflecting a more stringent requirement than is typical of our peer companies.

Our pay-for-performance philosophy is reflected in our actual payouts. Performance targets associated with our plans are based on stretch goals aligned with high growth expectations.

•	Performance equity awards have been forfeited due to performance not meeting goals:
◦100% of the 2011 - 2013 performance-based equity award was forfeited.
◦50% of the 2010 - 2012 performance-based equity award was forfeited.

•	Annual incentive bonus funding for NEOs has resulted in zero payouts in three of the last six years when performance fell short of our goals:
◦Of our peer group companies, Sensata is the only company that did not pay out bonuses for three of these five years. Only one peer company had no payout for two of the five years.

CEO Pay is reflective of the Company's and the CEO's performance.

•	Our annual incentive bonus payout was determined as follows:
◦Target funding for annual incentive bonus awards was aligned to the high end of guidance at 12.2% year over year Adjusted EPS growth in 2013.
◦We achieved 9.7% year over year Adjusted EPS growth which determined the funding of the annual bonus pool below target.

•	The 2013 individual incentive bonus awarded to our CEO reflected her individual contributions, which exceeded expectations for the year, and the fact that under her leadership our Company:

◦	Delivered record Revenue and Earnings, above median performance compared with peer companies,

◦	Returned over $320M to shareholders through 9.1M repurchased shares,

◦	Executed on the strategic acquisition of Wabash Technologies at the end of 2013,

◦	Led expansion of our leadership team, which included the hiring of a new Chief Human Resources Officer and new CFO.

•	Incorporating both the Company’s performance and the CEO’s demonstrated accomplishments, the Compensation Committee determined the CEO’s actual bonus payment at 100% of target.

•	Our CEO's 2013 total compensation is within 5% of ISS peer group median.

We maintain good governance practices

•	We do not provide tax gross-ups to executive officers for personal expenses or in the event of change in control.

•	There are limited perquisites provided to the NEOs.

•	We have a robust policy on share ownership requirements for all executives. CEO is required to hold 4x her salary, COO 3x salary, all others at 2x salary.

•	We have an anti-hedging policy within our insider trading policy which is available on our Corporate website.

For the foregoing reasons, we urge you to vote FOR the approval of Proposal 7 in the Proxy Statement, our say-on-pay proposal.

If you have questions, you may direct them to Jacob Sayer, Sensata Technologies Investor Relations at (508) 236-3800, or investors@sensata.com.

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